NEWS RELEASE

Contact:  Beverly L. Couturier
(508) 337-5111

HELIX TECHNOLOGY CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2004 RESULTS

MANSFIELD, MASSACHUSETTS, January 28, 2005... Helix Technology Corporation (Nasdaq: HELX) today announced financial results for both the fourth quarter and the full year 2004. Net income for the fourth quarter ended December 31, 2004, was $6.2 million, or $0.24 per diluted share, which includes a non-cash adjustment of $3.7 million to reverse a previously established valuation allowance against our net deferred taxes. Excluding this adjustment, net income for the fourth quarter was $2.5 million, or $0.10 per diluted share, compared with $0.8 million, or $0.03 per diluted share, for the fourth quarter of 2003. Sales for the fourth quarter of 2004 were $34.9 million, versus $31.7 million a year ago.

Net income for the twelve months ended December 31, 2004, was $23.0 million, or $0.88 per diluted share, compared with a net loss of $11.1 million, or $(0.43) per diluted share reported for 2003. Excluding the impact of the discrete non-cash deferred tax valuation adjustment for each of the respective years, net income was $19.3 million, or $0.74 per diluted share, for 2004, compared with a net loss of $2.5 million, or $(0.10) per diluted share, for 2003. Sales for 2004 were $159.7 million, compared with $105.9 million in 2003.

Helix President, James Gentilcore, said, "Our full year performance reflects the hard work of an organization committed to operational excellence and strong asset management throughout the business cycle. While the fourth quarter brought clearer evidence of an industry-wide slowdown, the Polycold Systems Inc. acquisition, on schedule to close on February 15, will have an immediate and positive impact on our revenue and earnings performance."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

This press release contains forward-looking statements, including statements regarding the future performance of the Company's business and the semiconductor capital equipment industry, which are subject to a number of important factors that may cause actual results to differ materially from those indicated. These factors include, among others; the successful integration of Polycold into the operations of Helix, market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in industry conditions, the Company's success in sustaining order bookings, and other risks contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

HELIX REPORTS RESULTS
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fourth Quarter		Twelve Months
	(unaudited)		(unaudited)
(in thousands except per share amounts)	2004	2003	2004	2003

Net sales	$34,921	$31,732	$159,674	$105,883
Costs and expenses:
Cost of sales	21,177	19,870	95,849	69,836
Research and development	2,984	2,519	10,826	10,082
Selling, general, and administrative	9,539	8,338	35,623	31,280

	33,700	30,727	142,298	111,198
Operating income (loss)	1,221	1,005	17,376	(5,315)
Joint venture income	1,279	421	3,508	1,181
Interest and other income	373	217	1,065	913

Income (loss) before taxes	2,873	1,643	21,949	(3,221)
Income tax provision (benefit)	(3,317)	850	(1,028)	7,915

Net income (loss)	$6,190	$793	$22,977	$(11,136)

Net income (loss) per weighted average share:
Basic	$0.24	$0.03	$0.88	$(0.43)

Diluted	$0.24	$0.03	$0.88	$(0.43)

Weighted average shares:
Basic	26,114	26,099	26,110	26,099
Diluted	26,167	26,181	26,187	26,099

SUMMARY BALANCE SHEETS
	(unaudited)	(audited)
(in thousands)	12/31/04	12/31/03

Assets
Cash, cash equivalents, and investments	$76,336	$67,387
Accounts receivable	24,100	21,033
Inventories	21,595	22,032
Other current assets	9,465	1,934
Fixed and other assets	35,489	33,604

Total Assets	$166,985	$145,990

Liabilities and Stockholders' Equity
Total liabilities	$27,378	$27,184
Stockholders' equity	139,607	118,806

Total Liabilities and Stockholders' Equity	$166,985	$145,990

The Company's annual report on Form 10-K
is available to any stockholder upon request.